EXHIBIT (a)(1)(G)(b)
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FOR IMMEDIATE RELEASE                      CONTACT:
Tuesday, July 11, 2000                     Edward G. Novotny & Associates, Inc.
                                           (212) 490-2065/2977


   INTERNATIONAL SPECIALTY PRODUCTS TERMINATES DEXTER TENDER OFFER; NO LONGER
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        INTENDS TO SUBMIT PROPOSALS AT DEXTER'S JULY 14TH ANNUAL MEETING
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         WAYNE, NJ -- International Specialty Products Inc. (NYSE: "ISP")
announced today that it is terminating its tender offer for all outstanding shares of Dexter Corporation (NYSE: "DEX") for $45 per share in cash in light of Dexter's agreement with Invitrogen Corp. (NASDAQ: "IVGN"), in which Invitrogen would acquire Dexter and all of the outstanding shares of its 75% owned subsidiary Life Technologies for $1.9 billion in Invitrogen stock and cash. In addition, ISP no longer intends to submit its proposals to elect its nominees for directorships and adopt certain resolutions at Dexter's July 14th Annual Meeting.

         Commenting on Dexter's announcement, ISP Chairman Samuel J. Heyman said:

         "In light of Dexter's announcement of a transaction which should provide Dexter shareholders with value in excess of $45 per share, we have agreed to step aside as previously promised. Should the stated value of the offer be ultimately realized, this will, of course, be a great victory for Dexter shareholders. Pending further review of the transaction and market developments, we will continue to monitor the situation and take whatever action we deem appropriate in the interests of shareholders."


                                    * * * * *

         International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.


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         This press release may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.





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